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September 23, 2024

Lincoln Funds Trust

1301 South Harrison Street

Fort Wayne, Indiana 46802

Re:	Form N-1A Registration Statement (File No. 333-278528): Legal Opinion

Ladies and Gentlemen:

We have acted as counsel to the Lincoln Fund Trust, a Delaware statutory trust (the “Trust”), and we have a general familiarity with the Trust’s business operations, practices and procedures. You have asked for our opinion regarding the issuance of Trust shares of beneficial interest (the “Shares”) in connection with certain Trust series (the “Funds”), as set forth below:

Funds Issuing Shares
Lincoln Inflation Plus Fund
Lincoln U.S. Equity Income Maximizer Fund

Each Fund’s shares issued will be registered on a Form N-1A Registration Statement (the “Registration Statement”), to be filed by the Trust with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “1933 Act”).

We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

Based upon the foregoing, it is our opinion that the Fund Shares proposed to be sold pursuant to the Registration Statement, when issued in accordance with the terms of the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the laws of the State of Delaware and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above, and no other opinion is intended or may be inferred herefrom. The opinion expressed herein is given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

Lincoln Funds Trust September 23, 2024 September 23, 2024 Page 2

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP